Exhibits 5.1 and 23.2

212-752-2000

May 5, 2005

E*TRADE Financial Corporation

135 East 57th Street

New York, New York 10022

Ladies and Gentlemen:

We are acting as counsel to E*TRADE Financial Corporation, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale of up to 135,256 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) issued to the selling stockholders named therein in connection with the acquisition by the Company of Howard Capital Management, Inc. pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated October 7, 2004, by and among the Company, Howard Capital Management, Inc., HCM Acquisition Corp. and the selling stockholders.

The Shares are to be offered by the selling stockholders for sale to the public as described in the Registration Statement. We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments relating to the sale of the Shares as we have deemed necessary or advisable for the purposes of rendering this opinion.

Upon the basis of the foregoing, we are of the opinion that the Shares when issued in accordance with the Merger Agreement, will have been legally and validly issued, and will be fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Davis Polk & Wardwell